Exhibit 99.2

IDEX
Q3 2016 IDEX Corporation Earnings Conference call
October-18-2016
Confirmation #13620008

Operator: Greetings, and welcome to the IDEX Corporation third quarter 2016 earnings conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host Mr. Michael Yates, Vice President, Chief Financial Officer, and Chief Accounting Officer for IDEX Corporation. Thank you. You may begin.

Mr. Mike Yates: Thank you, Melissa. Good morning, everyone. This is Mike Yates, Vice President and Chief Accounting Officer and Interim Chief Financial Officer for IDEX Corporation. Thank you for joining us for our discussion of the IDEX third quarter financial highlights.

Last night, we issued a press release outlining our company's financial and operating performance for the three-month period ending September 30th, 2016. The press release along with the presentation slides to be used during today's Webcast can be accessed on our company's Website at www.idexcorp.com.

Joining me today is Andy Silvernail, our Chairman and CEO. The format for our call today is follows. We will begin with Andy providing an overview of the third quarter financial results. He will then provide an update on our markets and geographies and discuss our capital deployment. He will then walk you through the operating performance within each of our segments for the third quarter. And finally, we will wrap up with our outlook for the fourth quarter and full-year 2016. Following our prepared remarks, we'll then open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll-free number 877-660-6853 and entering the conference ID 13620008, or you simply may log onto our company's homepage for the Webcast replay.

As we begin, a brief reminder, this call may contain certain forward-looking statements that are subject to the safe harbor language in today's press release and in IDEX's filings with the Securities and Exchange Commission. With that, I'll turn the call over to the--our Chairman and CEO Andy Silvernail.

Mr. Andy Silvernail: Thanks, Mike. I appreciate everybody joining us here for our third quarter, uh, conference call. As we get into the details here, I want to lay out a couple of very important messages. In the face of continuing macroeconomic challenges, I think there are three critical things to take away.

The first is our execution has been outstanding, whether it's profit execution or cash execution or focusing on our critical niche markets and our profit pools, our teams have done really an exceptional job around that.

Second, I think we can note the power of our disciplined capital deployment. And I'll go into that in detail as we walk through the call here.

And three, we are extremely well positioned with our balance sheet and our cash flows to continue with our disciplined capital deployment to drive total shareholder return. And so, as we go through the discussion today, I think those are the three key messages to keep in mind.

In the quarter, we saw a ratable uptick in orders throughout the quarter, as we did in the second quarter. We delivered 2 percent organic growth. And that's the first time we've seen that in six quarters. And overall, the results were strong.

Our sales were up 9--excuse me. Our orders were up 9 percent. Our sales were up 5 percent. Again, organic orders were up 2 percent. Organic sales were down 2 percent. We had adjusted EPS of 92 cents, which was up 3 cents or 3 percent. But, please keep in mind that included a $4.6 million inventory step-up charge related to AWG and the SFC acquisitions.

Our adjusted operating margin was 20.9 percent. That was down 60 basis points from last year. But, it was negatively impacted by that step up that I just noted of $4.6 million.

In the fourth quarter, we're going to have a remaining $5.2 million of step up for the SFC acquisition. And I'll go through that in more detail. But, I think it's important to note that, in the quarter, we saw an impact of about 4 cents a share in step up. And it impacted our operating margin by 90 basis points.

In the quarter, we had tremendous cash production, $125 million of operating cash production and $114 million of free cash flow, which I'll note is a record. We did close the two acquisitions in the quarter, AWG and SFC. AWG was on July 1st. And SFC was on August 31st. And we're delighted to have both of them as part of the IDEX family. And I'll talk a minute more about how they fit and our outlook for those businesses.

Additionally, we divested two non-strategic product lines in the quarter. And we did a third here in the first part of October. We also made the decision to utilize $125 million of our overseas cash to partially fund the acquisitions. That did come at a cost of about $5.2 million in the quarter and it raised our effective tax rate to 29.6 percent versus our guidance of 27 percent. That had a 3 cent negative impact on our adjusted EPS for the quarter.

And again, I'm going to take some time and walk you through the puts and takes so you can get a clean sense of what our operating earnings were for the quarter and what you should expect going forward.

Before I do that, however, let me talk a little bit about what we're seeing in our core markets and geographies. The trends remain the same from what we've been talking about for the last, three quarters or so.

In our energy world, demand does remain weak. It impacts our energy, our BAND-IT, and sealing solutions platforms. But, it's certainly no worse than we've seen at any one time. And we've talked about stability in some of those markets.

And that goes true for the--our industrial world, especially in industrial distribution. We have seen stability. We talked about that in the second quarter. And we've seen sequential stability from Q1 until today and certainly in our day rate business.

On the ag side, prices continue to be depressed. We did see a little bit of upside here in the quarter for the first time in quite some time, and although we're certainly not calling an improvement here, we do believe that we've seen a bottoming.

Life science and scientific fluidics continues to outperform. This has been a great story for us for quite some time, and it will be going forward. Our core markets of bio, analytical instrumentation, and IBD are all doing well.

With that said, there has been some news lately about what's going on in the genetic sequencing world. So, I wanted to take a second and just address that.

First and foremost, that is a great segment of the market that's going to grow double digit for the foreseeable future and is going to have legs for a long time to come. And so, we like our position in that market. We like our--where we're positioned with customers in that market.

But, also, remember, we don't have a single customer within IDEX that represents more than 2 percent of our sales. And so, there has been some--we've seen some commentary lately suggesting that it's substantially higher than that. But, I just wanted to make sure that we were accurate that no customer represents more than 2 percent of our sales.

We are bullish about these markets as we go forward and we'll continue to make bets, aligned with those markets.

Municipal, it remains solid and we do expect to see modest increases going forward as we've noted in past discussions.

Around certain regions, North America, the story here is really around what's happening around industrial and energy markets, principally around industrial distribution. And we expect that to be, as I've just mentioned a minute ago, stable, but really no signs yet of recovery.

Europe, obviously, with what's gone on in the U.K., it brings some volatility. We haven't seen any direct impact to our business. And Europe has been positive for us this year, especially around our dispensing and our water businesses.

In China, or Asia rather, China's been muted. And India has been a very good news story for us, especially around our fire, our rescue, our energy, and our dispensing businesses.

All right. Let me pivot a moment and move from markets to talk about capital deployment because that's been a big piece of our story here in 2015 and now 2016.

If you think about our value creation model, it's very much supported by the balanced and disciplined capital deployment strategy. And we're going to fully fund organic growth. We've always made a commitment to do that, and we'll continue to do that. We're going to pay consistent shareholder dividends. We'll buy back shares when it makes sense to create value. And we are going to focus on executing in M&A.

You know, we've got a great balance sheet, strong free cash flows, and a good acquisition pipeline as we think about the balance of 2016 and certainly into the future. On M&A, you know, we've put over $0.5 billion to work here this year including AWG, SFC, and also Akron earlier in the year.

If you think about AWG and Akron in particular, it's helped us build a terrific fire and safety platform. We have channel opportunities. We have innovation opportunities. And we certainly have cost opportunities to drive this portfolio into the future.

We also completed the acquisition of SFC Koenig on August 31st. That cost us EUR217 million. And we've got a great business here based in Switzerland. They're a global leader around highly engineered metal-for-

metal seals. It really focuses on high pressure and high temperature in transportation and hydraulic markets. But, it's very scalable.

As I think about opportunities in their core business to take market share and in adjacent businesses around aerospace and medical, we have a terrific business in SFC. And we're delighted to have all three as part of the IDEX family.

Other elements of capital deployment, you know, this year, we've spent $55 million buying back 739,000 shares at an average price of $74 a share. And so, I think we've executed that well.

As I mentioned before, we're going to fully fund organic growth. We've taken an aggressive segmentation to our portfolio, thinking about where we have great advantages in niches and where the profit pools are really attractive. And we continue to drive investment in that, for above-market growth.

And then finally, on dividends, you know, we've--we have told you for a long time now our goal is 30 to 35 percent of net income. And we'll continue to execute around that.

The last element I want to talk about with capital deployment is really the position of our balance sheet. And I think this is critical as you think about our ability to drive total shareholder return for the long term.

As I noted earlier, we utilized $125 million of our global cash to fund our Q3 acquisitions. This did drive a higher-than-expected quarterly tax rate. But, we thought it was prudent, given where the cash sat around the world, our ability to put money to work, in attractive return versus sitting idle. And I think it's important to note that, our long-term debt balance increased only $45 million when you compare September 30 to June 30, even while we invested $288 million of capital into AWG and SFC in the third quarter.

And so, we sit today at only around, two times leverage on an EBITDA basis, gross EBITDA basis. And we've got plenty of capital availability. We've got $450 million of revolver. And if you think about the last three years, we've averaged about $335 million of free cash flow. And we've got $241 million still sitting on our balance sheet. So, as we think about our ability in the next three years to deploy $1 billion of capital, I feel very comfortable that we're able to do that.

As I mentioned before, we have divested, three product lines in 2016. Two of those happened in the third quarter, and one just at the beginning of the fourth quarter. And this is really an emphasis around optimizing our portfolio. We've talked a little bit about this in the future. These are not big businesses, nor do we expect to divest large chunks of business. But, we do want to always think about positioning our product portfolio as we go forward.

I think it's important to note, if you take the acquisitions that we've done and the small divestitures that we've done, I want you to think about the impact that we expect going forward into 2017. The bottom line is that we expect about 25 cents of incremental earnings in 2017 from the combination of our acquisitions minus the small impact of divestitures, so again, 25 cents of incremental impact in 2017 compared to 2016.

All right. With that, let's move to slide four. And we'll start to talk about the results. And then I'll get into the segments. So, in the third quarter, uh, we had orders were up 530 million--, excuse me, were $530 million, up 9 percent, 2 percent organically. And again, that was the first, improvement we've seen since the first quarter of 2015.

Revenue was also 530 million. That was up 5 percent, but down 2 percent organically. And then operating margin for the quarter was at 20.5 percent. However, as I mentioned before, it was at 20.9 percent when you think about the net loss on the divestitures. And that was down 60 basis points year over year, but it was due to 90 basis points of pressure from the fair value inventory step up that I walked you through earlier.

Cash flow, again, was a great story, $125 million of cash from operations, $114 million of free cash flow. That was 163 percent of net income, and that was up $9 million or 9 percent from last year.

Net income was $70 million. That delivered GAAP EPS of 91 cents. If you take into account the loss in the divestitures, adjusted EPS was 92 cents, again up 3 cents or up 3 percent from last year.

As I mentioned at my opening, I want to give you some color and some detail around the puts and takes of the quarter because I know there was a lot out there. And I think it's important to be able to link back to our guidance.

So, we had guided adjusted EPS of 92 cents--, excuse me, 90 to 92 cents. So, if you take the high end of our guidance, here's the puts and takes that you should consider. We had 2 cents of pressure from the SFC acquisition. That was 3 cents of fair value inventory step up offset by 1 penny of goodness from operations.

We had 3 cents of pressure from the additional tax expense that I mentioned, uh, from a higher tax rate. We had 2 cents of favorability from FX. And we had a 3 cent--overall, we had a 3 cent operating beat.

So, a way to look at this from a clean perspective on the operating power of the business in the quarter is we had a 95 cent operating quarter, and we improved operating margins on an apples-to-apples basis. And so, as you think about what we delivered for the quarter, that is the clean view of what we delivered for the quarter.

Okay. Let's turn now to the segment discussions. I'm on slide six. And let's start with fluid metering. In the quarter, orders decreased 1 percent, and organic sales were flat. Operating margin increased 340 basis points. That was driven primarily by the fair value inventory step up that we had last year when we bought Alfa. And that was a $2.5 million impact in the third quarter of last year.

Our energy markets I've already talked about. Generally, uh, a little bit more detail, uh, aviation remains good for us. Obviously, the low fuel price and what we're doing to develop channels is helping us improve that market, but certainly being offset by what we're seeing in the mobile markets and in LPG, which remains challenged.

Water has been a good story for us. The municipal markets remain solid, especially around water services.

Industrial I've talked about quite a bit already. We are seeing sequential stability. Day rates are holding. I think that the biggest thing that we're seeing is a negative is we've seen projects, not big projects because, as you know, we typically are not involved in big projects. But, whether it's in FMT or the industrial, aspects of, ATST, we have seen projects pushed out and delayed and/or canceled. And that is putting some pressure on the forward-looking, uh, point of view in terms of sales in the fourth quarter of this year.

Ag, as I said, that still remains soft, but we have seen some positive movement here in the quarter. Again, while we like the sustained improvement, we're certainly not ready to call it a significant turn. And so, I think we're going to see a little bit better results than we've seen here in the past. But--uh, and we've hit a bottom. But, I think it's too early to call for a major upturn.

With that, let's turn to slide seven. And we'll talk about health and science. As I mentioned before, the life sciences and the scientific markets remain positive. You know, these are businesses that have been on a nice growth trajectory here for quite some time. And we're excited about where we sit in the marketplace.

That has been offset by the industrial-facing portions of that segment. So, you know, about half of the--of HST is traditionally scientific and life science related. And about half has an industrial aspect to it. And so, we're seeing the offsets of the strength and the weakness in those markets.

We did see 4 percent organic order growth in HST in the quarter. We did have organic sales that were down 1 percent. Operating margin decreased 140 basis points really from everything I've talked about with the fair value inventory step up with SFC.

In scientific fluidics, again, continues to be strong. The major end markets are doing well and exceeding expectations. The three markets of analytical instrumentation, bio, and IBD have all delivered, at or above our expectations. And we expect that to remain throughout this year and continue to have a good story into next year.

Sealing solutions, the scientific part of that that's going into semiconductor is doing well. The part that's in oil and gas, obviously, has been challenging. And we love what SFC brings to this part of our business.

Industrial side I already mentioned, you know, the weakness that's been there. You know, we did see some weakness specifically around our industrial-facing businesses in HST, our gas, our Micropump business and the industrial parts of material process. And so, you know, we are keeping a close eye on those things going forward.

And then finally, you know, in MPT, our material process business, the pharma story continues to be good, but the longer-cycle CapEx has seen some pressure, as I mentioned before.

Alright. I'm on our final segment. I'm on slide eight. And that's diversified. Organic orders increased 4 percent in the quarter. And they were--but, it was down 6 percent in organic sales. Margins were down 750 basis points. They're exactly what we expected to happen. You had the impact of the step up from AWG. And you also had the mix impact that we would expect from new businesses coming in that have more amortization and bring down the over port--overall portfolio mix.

Going forward, we think an op margin, in the 25 percent range, is where we'll sit today. But, you should expect us to improve that over time as we bring AWG and Akron, those margins forward. We've talked about a 500 basis point improvement over time. And there's no reason to believe that that won't happen. Our integration is going--on both those is going well, and we're happy with the progress.

In terms of dispensing, it's been a fantastic story. The business continues to outperform. X-Smart has been a huge winner for us in this business. We are executing well in all three major regions. And we expect that to be a good news story going forward.

In fire and rescue, obviously, the big news is bringing Akron and AWG, into that portfolio, driving the synergies in the business. We are seeing some nice improvements already. Our integration is going well.

We did here in, early in the fourth quarter, announce internally, that we are doing some restructuring around facility consolidation and driving the benefits of this business. So, you will see a restructuring charge in the fourth quarter. And we're doing exactly what we said we'd do.

In terms of BAND-IT, we're seeing strength in transportation, in that business, offset by weakness in oil and gas, so really the same headwinds we've seen in the past. But, they have just done, once again, a terrific job on profit execution focusing on niche markets where they can go get some growth. And we really like this business for the long term.

All right. I'm on our final slide. I'm on slide nine. And I want to talk about the fourth quarter and full-year guidance. So, in the fourth quarter, we estimate EPS to be in the range of 92 to 94 cents. That allows us to maintain, the midpoint of our guidance, and for the year, 3.72 to 3.74, despite the headwinds that we've talked about.

So, you know, there has been a little bit of confusion about, again, the underlying operating earnings. So, let me walk you through that a little bit. So, we're guiding 92 to 94 cents of adjusted EPS. That's going to include about 2 cents of pressure from the SFC acquisition.

When we think about that, you're going to have some incremental step up, right? And then you're going to have the operating impact. So, we're going to get about 3 pennies of operating goodness from SFC in the quarter. But, it's going to be offset by 5 cents of inventory step up. So, that's going to be 2 pennies negative. And we're going to, get another approximately a penny of pressure from the divestitures.

So, again, while we're guiding 92 to 94, the operating in--the operating--underlying operating capability is more like 95 to 97 cents. Uh, and you can see how that impacts the quarter and, again, what that looks like for real operating capability, uh, for the year.

A few more modeling items, we expect organic revenue growth approximately 1 percent in the quarter. Operating margins will be 19.5 percent. But, again, that includes the $5.2 million of step up. So, we're going to have a nice strong operating profit margin on an ongoing basis as we think about the fourth quarter and exit rate into the year.

You should expect the tax rate to be back to its 27 percent rate, so not at the 29.6 that you saw this quarter.

All right. For the full year, we expect organic revenue to be down 1 percent and adjusted operating margin to come in at about 20.5 percent, so really outstanding, profit margin, given all the things that we've discussed.

We expect full-year CapEx to come in at $40 million, free cash flow to be about 120 percent of net income. And in total, we'll reduce our share count by about 1 percent for the year, given what we have already executed in the year.

As always as we think about our guidance, we don't include anything from future acquisitions or divestitures, any charges related to, pension settlements, or any costs related to, restructuring actions.

So, with that, let me turn it over to the operator, and we'll open it up for questions. Thank you.

Operator: Thank you. If you would like to ask a question, please press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Our first question comes from the line of Allison Poliniak with Wells Fargo Advisers. Please proceed with your question.

Ms. Allison Poliniak: Hi, guys. Good morning.

Mr. Andy Silvernail: Hi, Allison.

Ms. Allison Poliniak: Um, Andy, could you delve into the sort of the health and science a little bit more? Um, you know, I would say I guess one of your customers was talking about concerns of oversupply and, you know, obviously, potentially NIH funding slowing. I mean--but, obviously, orders were strong. So, I'm just trying to reconcile the differences in those comments.

Mr. Andy Silvernail: Yeah, you know, so, I want to be careful here. We never talk about any specific customer, right? So--.

Ms. Allison Poliniak: --Sure--.

Mr. Andy Silvernail: --I think, yeah, generally, if you step back and you look at that landscape, so whether it's--you're looking at genetic sequencing, analytical instrumentation generally, in vitro diagnostics more broadly, we're seeing the trends continuing to be very good.

You know, you see--if you look at sequencing in particular, that's still going to be a double-digit growth market. You know, it's a market that's going through changes. It's moving from, a--call it a research, tool to a production tool or a commercial tool. And so, you'll see changes in the landscape there.

But, we are positioned exceptionally well across that customer base and that market. And then, of course, our traditional markets in IBD and analytical instrumentation, what you can see across the board is strength.

And if you look at funding that's expected, assuming that, the funding trends that we've seen happen, that's actually a pretty good news story. So, when it's all said and done, as I look at those markets, you know, over the next, um, you know, certainly year, more into the future, I think that's a very good news story for us.

Ms. Allison Poliniak: That's great. Thanks. And then, obviously, you guys have done very well on the capital deployment side, you know, uh, deployed a lot towards acquisitions this year. Just with the prolonged sort of industrial malaise that we've experienced, I mean, have you noticed any sort of changes in, yeah, the M&A environment, whether people, especially smaller businesses, are trying to--are becoming more active in terms of setting themselves up for sale, you know, pricing declines, or anything of that nature?

Mr. Andy Silvernail: You know, I don't think there's been, a meaningful break yet in that, meaning that, some of the more expensive assets, are they--are we seeing a more reasonable perspective on valuation? I wouldn't say that yet.

You know, when you look at the things that are in the energy markets, you know, a lot of people, they had, you know, outsized expectations some time ago. And now, they're struggling. They're struggling with the reality of their operating capabilities. And so, they--they're not ready to part with those businesses at depressed multiples.

But, our--you know, our pipeline looks like it's looked for a long time, right? So, it's--.

Ms. Allison Poliniak: --Um-hmm--.

Mr. Andy Silvernail: --You know, it's highly a cultivated pipeline. You know, we have been working on it actively. And so, that really doesn't change quarter to quarter very much for us.

You know, what changes is the activity from the--from, really the auction world. And what I would say is that, from the auction world, that has slowed down here recently, you know, the last two quarters.

Ms. Allison Poliniak: Um-hmm.

Mr. Andy Silvernail: But, that's not the principle piece of kind of how we think about M&A anyway. But, you know, uh, I do expect there to be more activity going forward in our marketplace as people rectify, you know, what their operating capabilities really are and prices.

So we'll keep working it the way we've done it and try to drive it at the same kind of level that you would expect us to.

Ms. Allison Poliniak: Great. Thanks so much.

Mr. Andy Silvernail: Thanks, Allison.

Operator: Thank you. Our next question comes from the line of Steven Winoker with Bernstein. Please proceed with your question.

Mr. Steve Winoker: Thanks. And good morning, Andy and Mike.

Mr. Andy Silvernail: Good morning.

Mr. Mike Yates: Morning.

Mr. Steve Winoker: Uh, just, uh, a couple or few quick questions. First, uh, the exit rate for Q4, when you're thinking about that looking forward, you're talking about 1 percent. We had talked last quarter about sort of the reasonableness of the expectations at the time that you might hit a, you know, 4 percent--.

Mr. Andy Silvernail: --Yeah--.

Mr. Steve Winoker: --Organic growth in the quarter. Um, and you know, the early reads, if you think about it I guess is that, you know, we talked about rescue tools, X-Smart, oil and gas, you know, distribution. Maybe just give us, uh, a better sense for, uh, your Q4 read now. Kind of what's--what are the biggest drivers of that change?

Mr. Andy Silvernail: You mean looking at kind of a three or four up versus a one up? Is that what you mean, Steve?

Mr. Steve Winoker: Yeah, yeah.

Mr. Andy Silvernail: Yeah.

Mr. Steve Winoker: Yeah, exactly.

Mr. Andy Silvernail: You know, the biggest thing in there is really the day rates are actually--are very much what we've looked at, not a lot of change in there. But, when you think of things that have a bigger CapEx component to it, you're seeing those things get pushed out.

And those aren't a big piece of our overall business. But, they are--if you look at the marketplace, and doesn't really matter what segment you look in, they're absent right now. And so, what I view as happening is this kind of continued pause and hesitancy around anything with a larger ticket item associated with it. That's the biggest change. But, if you look at kind of general day rates, that looks like it's looked like for a long time.

Mr. Steve Winoker: Okay. Okay. And then if I sort of extend that--I'm not asking for you guys to do this yet. But, if I take the 1 percent exit, you know, 1 percent for the quarter, and sort of talk about 1 to 2 percent organic next year, you guys usually talk about, like, a 30 to 35 percent incremental on 3 percent growth. So, if I take 25 to 30 here, that would normally give me, like, another 9 or 10 cents on the midpoint plus the--you know, almost the full 25 cents that you mentioned because there'll be some overlap on--as that goes organic. That'd still get me kind of 8 to 10 percent EPS growth next year. Am I missing any kind of big, uh, movers in either direction there?

Mr. Andy Silvernail: No, I do think, right, that the--when we come out with our guidance, you know, for the quarter, the pivot is going to be, what do you think the underlying industrial growth rates are going to be, right? So, your logic--I understand your logic. Um, it's not dissimilar to how we're thinking about it. You know, I'm not prepared to make that call here today. But, uh, your logic is sound.

Mr. Steve Winoker: Okay. And then one last just technical question, maybe more for Mike I guess, um, just help me understand why you didn't just borrow the money, given interest rates today, instead of repatriating back with the tax penalty and your low leverage levels.

Mr. Mike Yates: Sure. Well, we got--went ahead and made a decision to bring the money back from all over the globe, really to get the benefit today and optimize our balance sheet and to get it out of some areas in the world where--you know, we did bring about $50 million out of China actually. So, we wanted to get that money out of China.

Mr. Steve Winoker: Okay.

Mr. Mike Yates: And it made a lot of sense to us. And it was--that was the real driver in some of the cost that we incurred in the quarter.

Mr. Steve Winoker: Okay. That makes more sense. Thank you. I'll pass it on.

Mr. Andy Silvernail: You bet. Thanks, Steve.

Operator: Thank you. Our next question comes from the line of Scott Graham from BMO Capital Market. Please proceed with your question.

Mr. Scott Graham: Hey, good morning, Andy. Good morning, Mike. Very nice quarter.

Mr. Andy Silvernail: Thank you.

Mr. Mike Yates: Good morning, Scott.

Mr. Scott Graham: Hey, so, uh, I just want to maybe ask a previous question a little bit differently around, uh, organic growth, um, you know, maybe kind of getting to the exit rate as the endgame, but more importantly, for the full quarter. If you're expecting organic up about one in the fourth quarter and we were kind of down two this quarter, could you maybe tell us the segments where you see that delta coming from?

Mr. Andy Silvernail: It's--so, there actually isn't a lot of puts and takes. You've got some pretty consistent performance. We're not seeing, kind of one thing, you know, driving, major difference. You know, that being said, if you kind of look at how it's flowing, we've got about 2 percent incremental order growth in the quarter. I think we're in pretty good position, you know, relative to delivering on the quarter. But, it'll be driven by, you know, kind of the day rate business. Mike, anything you'd add?

Mr. Mike Yates: No. I think, FSD's a little stronger in Q4. That--there's some, strength there in the forecast. So, that's part of it.

Mr. Scott Graham: Uh, let me maybe--if I could just paraphrase that sort of the better markets are kind of staying better--.

Mr. Mike Yates: --Exactly right. That's right--.

Mr. Scott Graham: --And the weaker markets are getting less weak.

Mr. Andy Silvernail: Well, I think--I wouldn't say they're getting less weak. I would just say they're stable. Now, they're getting less weak on a--as you start to look at year-over-year comparisons, right?

Mr. Scott Graham: Yeah, that's what I mean, yep.

Mr. Andy Silvernail: Yeah. But, from a sequential standpoint, things are looking like they've looked like for quite some time.

Mr. Scott Graham: I'm with you. My second question is, um, maybe something we've--you know, I hope to get back to, um, think something we haven't talked about in a while. And you know, your driving of the margin continues to impress. You know, I guess, you know, in the past, you guys used to talk about a certain dollar level of productivity savings. And I know you--.

Mr. Andy Silvernail: --Yeah--.

Mr. Scott Graham: --Think about that a little bit differently now, Andy. But--.

Mr. Andy Silvernail: --Yep--.

Mr. Scott Graham: --If we--you know, for the sake of modeling, you know, one of the things that I talked about with Heath from time to time was, you know, something north of 30, south of $40 million of productivity, has been, you know, the kind of last couple year goal. Is that still in the realm?

Mr. Andy Silvernail: Well, I think, you know, how we've talked about it for a long time here now, Scott, right, is you kind of start--you start the year with kind of--we'll call it natural inflation. And today, given the kind of material prices, you know, that's just not a big number right now.

But, you go into the year with just wage inflation and basic overhead inflation that looks like kind of 15 or so million dollars, it could be 15 to 20, right? So, to hold your own, you've got to cover that. You know, that's the starting bogey.

And then to drive incremental profitability and margin expansion, that's where you start to have to get kind of north of 20. And that's been our consistent goal, you know, historically is to be able to drive productivity so we're getting net benefit. And so, that's why we've always talked about, you know, our ability to drive incremental margins, even in a low-growth environment.

So, even if you have a--you know, a single--a low single-digit organic growth environment and you think about our ability to continue to get price, we would expect to see margin expansion.

Mr. Mike Yates: And that allows price, then, Scott, to kind of flow through if we can get productivity to kind of offset inflation and material, uh, inflation.

Mr. Scott Graham: Yep, no, I get it. My number was a gross number. So, I think we're on the same page. Thanks a lot.

Mr. Andy Silvernail: No problem at all, Scott. Thank you.

Operator: Thank you. Our next question comes from the line of Nathan Jones with Stifel. Please proceed with your question.

Mr. Nathan Jones: Morning, guys.

Mr. Andy Silvernail: Hey, Nathan, morning.

Mr. Nathan Jones: Andy--uh, Andy, I wonder if we could, uh, try and parse out a little bit more into the Industrial end markets and where you've seen, you know, maybe things be better or less bad and where you've seen things be maybe a little bit worse. I know it's kind of hard, seeing as a lot of it goes through distribution, but just to--just any color you could provide there.

Mr. Andy Silvernail: You know, one of the surprising things in this marketplace is, once we've got past kind of the steep drop in the energy-related markets, right, then what you saw happen was this ripple effect that went across the general industrial landscape.

And so, you know, it is a little bit of an unusual situation right now, where you're seeing, you know, performance across the industrial landscape all look pretty similar, right? So, if you were to look at, say, our gas business, our Viking business, Warren Rupp, you know, BAND-IT, things that are kind of--that sit centrally and I'm going to call it general industrial, it is surprising how evenly split across those different markets, um, the malaise is.

And so, again, you know, we had to get past that kind of that commodity-driven issue. But, I think, you know, one of the signals that that sends to me, Nathan, is, again, kind of big to this kind of--I want to call this just--it's a big pause that's been out there for quite some time. And people are looking for a catalyst.

And so, we see it up and down the supply chain. We see it from our customers back through how we're behaving in our supply chain. Um, and everybody is at that pause. And you see it from how capital's being deployed, meaning being big CapEx, to, the interval of orders, so, you know, where in the past, you'd see larger blanket orders, in annual timeframes and quarterly, a lot of that stuff has just gone away. And you're now dealing in a world of general releases.

And so, it's again, it's surprising how general this is. Obviously, I think the energy markets are still worse than kind of anything with some--you know, volatility depends upon the price of oil. But, across the rest of the industrial landscape, it's surprisingly cohesive, you know, what we're seeing.

Mr. Nathan Jones: Surprisingly cohesive in an uncohesive market? Um--.

Mr. Andy Silvernail: --That's exactly--.

Mr. Nathan Jones: --So, I guess maybe a little philosophical question for you here that maybe talks a little bit about '17. Uh, we've seen, uh, a lack of volatility in oil price over the last probably, you know, six months.

Mr. Andy Silvernail: Yep.

Mr. Nathan Jones: Prices are higher. Things are better. Is that something that you would expect to play through as that kind of general ripple effect across general industrial markets in a more positive way if we can maintain that kind of, you know, at least stable and maybe improving energy prices?

Mr. Andy Silvernail: I--so, the short answer to it is yes. I think that the magnitude is what you have to put your finger on. So, if you see, you know, oil prices back in this 50 to $60 range, it's going to be a slow roll of how that impacts things over time, right? So, you'll get the impact of production happening. You'll get the well head impact. But, how that moves its way through the general economy I think will take some time.

Mr. Nathan Jones: Fair enough. But, could you just give any more color on the different parts of the water markets that you're playing in? There's been a few reports. There's one out this morning from a water player that--with not such great results, just what you're seeing there?

Mr. Andy Silvernail: So, water services is where the strength is right now. If you kind of look at that, you know, for us, so, our--so, as example, our ADS business has had terrific results. Some of that I think is taking share. Some of that has been a decent spend in the municipal space.
I think--you know, I've said in the past that I thought municipal was going to have some good legs here for the foreseeable future. I still believe that to be true. But, you know, let's make sure that we're watching that quarter to quarter and what happens there. But, for us, water services has been the brightest spot.

Mr. Nathan Jones: All right. Thanks very much.

Mr. Andy Silvernail: Thanks, Nathan.

Operator: Thank you. Our next question comes from the line of Brett Linzey with Vertical Research Partners. Please proceed with your question.

Mr. Brett Linzey: Hi, good morning, guys.

Mr. Andy Silvernail: Hey, Brett.

Mr. Mike Yates: Morning.

Mr. Brett Linzey: Uh, great quarter. Um, hey, just wanted to circle back on the completed deals for this year. Uh, clearly strong free cash flow generation in the quarter. Uh, do those deals come into the mix, you know, neutral to free cash flow conversion? Um, just trying to get a sense as to, you know, what the opportunity is outside margins and growth, um, but more focused on free cash flow and, uh, you know, the 120 percent conversion you're doing this year and expectations going forward.

Mr. Andy Silvernail: Yeah, so, I think I'll let Mike comment on it--this also. So, generally, right, these are going to be accretive to free cash flow conversion because of the amortization effect, right? So, you're going to see that positively generally. And they're all asset-light businesses. None of these businesses that we brought on are heavy capital in any way. And so, you would expect to see across them really, improvements in working capital over time, improvement in margin, no need to inject big CapEx. So, they should be positive. Is that fair, Mike?

Mr. Mike Yates: Yeah, that's right. Both--all three deals helped cash flow in the quarter, right, because, they may not help earnings because of the step up in the amortization, but on a cash basis, definitely helped, free cash flow in the quarter.

Mr. Brett Linzey: Okay. No, that helps. Um, and I guess shifting gears to FMT, uh, obviously, very good margins there. Are you able to order rank the contributors, you know, of that margin expansion between, you know, net restructuring carryover, mix, leverage? I mean, it just seems like a very--you know, very big number. Just trying to understand the kind of parse--you know, parse the different pieces there.

Mr. Andy Silvernail: You got three things kind of happening there, right? Uh, the first one is, some of our bigger businesses within there, they did restructuring last year, right? And we've certainly seen the benefits of that.

Second is, um, you've got some positive mix. But, that's not a big number.

But, third, importantly, you know, we've talked a lot about the impact of our fixed businesses. Um, and we've had great results from that, and a bunch of those businesses sit in the FMT portfolio. And I really should say, I should add price, right? We continue to get positive price, in the FMT. And, and those really, it's four things, not three, that really matter and continue to drive margin expansion.

Mr. Brett Linzey: Okay. Great. I'll, uh, pass it along. Thanks, guys.

Mr. Andy Silvernail: Thanks, Brett.

Operator: Thank you. Our next question comes from the line of Deane Dray with RBC Capital Markets. Please proceed with your question.

Mr. Deane Dray: Thank you. Good morning, everyone.

Mr. Andy Silvernail: Hey, Deane.

Mr. Mike Yates: hey, Deane.

Mr. Deane Dray: I was hoping to stay in, uh, fluid metering for a moment. And, Andy, if you could expand on the point about some of the pushouts you saw in the--.

Mr. Andy Silvernail: --Yeah--.

Mr. Deane Dray: --In the quarter, maybe this is all part of that general pause and some hesitancy on bigger-ticket items. But, you know, some context there, and are these pushed into 4Q, or is it, uh, uncertain when they would, uh, actually come through?

Mr. Andy Silvernail: I think it's uncertain, Deane. I think we've talked about this in the--in a number of the past quarters that we see things get kind of pushed, delayed, whatever. And you know, my view is that, until you get some confidence back in, these things are going to sit out there. So, anything with kind of big ticket CapEx associated with them.

If you look at energy as an example, you know, you're going to see--if you assume that energy prices kind of are in that 50 to $60 range, you'll see, excess capacity, get absorbed in 2017. And then you'll see new CapEx come in, in 2018. And while that tends to be more cyclical and, than the rest of the general industrial, I think it's a good proxy for what we're seeing across the industrial landscape.

Mr. Deane Dray: Okay. That's real helpful. I mean, just make sure we've got the modeling set up for the fourth quarter, you mentioned a couple different charges. So, there's restructuring in fire and safety. And there's also going to be a pension charge?

Mr. Mike Yates: That's right. That's right.

Mr. Andy Silvernail: Yeah, so, we haven't put our arms around exactly what those'll look like. But, obviously, we'll provide the detail. So, we'll do some restructuring, as we expected we would when we did those acquisitions. And the pension will play itself out here in the fourth quarter.

Mr. Deane Dray: And that's a mix of cash and noncash?

Mr. Mike Yates: That's all cash. The pension will be cash. About 75 percent of it'll be cash. And then the restructuring will be mostly cash also.

Mr. Andy Silvernail: Yeah. Yep.

Mr. Deane Dray: Got it. And just, uh, a last question. Any update on the CFO search? Any timing expectations?

Mr. Andy Silvernail: Yeah, our general expectation is these things kind of take, you know, six months or so. And so, if you focus in around, the end of January, sometime into February, that would be our expectation for finalizing it.

Mr. Deane Dray: Great. Thank you.

Mr. Andy Silvernail: Thank you, Deane.

Operator: Thank you. Our next question comes from the line of Matthew Mishan with KeyBanc Capital Markets. Please proceed with your question.

Mr. Matt Mishan: Thank you. Good morning, Andy, Mike.

Mr. Andy Silvernail: Morning.

Mr. Mike Yates: Hi, Matt.

Mr. Matt Mishan: Hey, I wanted to drill down a little bit further and into life sciences. Um, you know, the orders were clearly very strong, um, there in the quarter. Um, but, the customer that warned, they didn't really see it until, like, late in 3Q and then really, you know, took down 4Q expectations. Um, uh, couldn't that result in, uh, a bit of an inventory overhang for you?

And then can you also talk a little bit about what you're seeing with some of your broader life science customers later in the quarter and early in the fourth quarter? And should we feel confident that it's a genomics or a single customer, let's call it a transitory headwind, um, and not a little bit broader?

Mr. Andy Silvernail: Yeah, again, I want to be really, really careful. We do--we don't comment on any specific customer. So, you know, what we are--where we sit in the food chain, right, what we experience in our numbers tends to be, has already played out for us by the time it's played out in the markets for our customers generally, right, um, just because of how that works in the supply chain and timing, etc., right?

We don't see, uh, a major change in the fourth quarter based on anything you see out there in the marketplace. Also, I think it's really important to note, that this is--we're talking about no customer being more than 2 percent of sales, right? So, you know, we don't have a single customer that is material, to the IDEX results, as we think about that, you know, in the portfolio.

So, with that said, you know, as I think about the broader life sciences market, I think, you know, there's always bumps in there. You know, every six or so quarters, you'll see a bump in these marketplaces based on when products are shipping, etc., product lifecycle, supply chain.

But, the story is a good news story. We've seen strength in those markets. We expect to see strength in those markets going forward and for those to be above the IDEX average in terms of growth.

Mr. Matt Mishan: Okay. Great. And just a bigger picture question from me on the type of--on the projects that are being pulled, what do you think needs to happen for those to be given, uh, the thumbs up from your customers?

Mr. Andy Silvernail: I think it's a combination of sustained improvement in the commodities world and--and this sounds like such a weak answer, but confidence. There's a general lack of confidence in spending money and putting yourself out forward, um, and putting a lot of capital forward.

And so, you know, I think that confidence is a combination of, you know, two years of a pretty soft market, a very uncertain political environment, um, you know, that people just aren't comfortable with how things are going to play out. Um, and I think, you know, that really needs to happen.

A little bit of improvement in the overall, uh, economic growth rate, would go a long way. Certainly, people are seeing this starting to play through, in wage inflation, if you see what's kind of happening in the global marketplace.

So, you're seeing some elements of it spark there. But, in general, you're not seeing that catalyst that's going to push that forward. And you know, as we think about our 2017 planning, we don't see a catalyst, right? We don't see that happening.

We're well positioned to deal with it if it does. You know, we've always said, time and again that we are very able to react on the upside. And we never want to get caught on the downside.

So, you know, from our ability to mobilize and execute, in a faster environment, we feel really comfortable around that in terms of supply chain and our ability to produce. And at the same time, we think that this environment is going to continue here into 2017.

Mr. Matt Mishan: All right. Thank you very much.

Mr. Andy Silvernail: Thank you.

Operator: Thank you. Our next question comes from the line of Walter Liptak with Seaport Global. Please proceed with your question.

Mr. Walt Liptak: Hi, thanks. Good morning, guys.

Mr. Andy Silvernail: Hey, Walt.

Mr. Walt Liptak: Hey, one--I wanted to ask about the--uh, the productivity, uh, gains that you're getting and, uh, wondering what inning you are in, uh, kind of the process that you've--um, you know, you've been doing to--uh, to get margins to where they are now.

Mr. Andy Silvernail: You know, Walt, I feel really comfortable that we can continue to drive productivity. I'll tell you what's accelerated our gains this year has been around, the focus we've had on about a quarter of our portfolio that are fixed businesses. We told you earlier in the year that that makes up about 25 percent of our business.

You know, into this year, we are, you know, almost 300 basis points better in profitability around those businesses. That's just been--that's been a very, very good news story.

And let's keep in mind, too, that we're delivering this kind of margin profile with some of our bellwether most profitable companies struggling, right, you know, that have really been hit most by this--you know, by this, uh, commodity and overall industrial distribution.

So, if you think about Viking, Warren Rupp, BAND-IT, Banjo, and even rescue tools, right--so, rescue tools has--it's a different struggle for rescue tools because of the weakness in emerging markets around sovereign budgets.

But, if you look at those five businesses, those are big profit contributors to this company. And they have been hit squarely with a headwind. And what we've been able to do is been able to really deliver in quality of earnings in those businesses, continue to very, very high quality of earnings in those businesses and cash flow and, at the same time, still drive overall margin potential with what we're doing in the rest of the business.

And so, when I think about our execution and our positioning for any kind of improvement, we're in a good spot.

Mr. Walt Liptak: Okay. All right. That sounds great. Is there--uh, is there a number that we can think--uh, you know, I know you give the leverage number, but in terms of, uh, you know, where you think you can get operate--adjusted operating margins, um, you know, as you go a couple years out? Is there like, uh, a number that, uh, you think the whole business can get to?

Mr. Andy Silvernail: You know, Walt, with modest growth, um, a couple of points, right? We can get 50 plus.

Mr. Mike Yates: Yeah, 50 to 80--.

Mr. Andy Silvernail: --Yeah--.

Mr. Mike Yates: --Basis points of margin improvement, Walt, is what we've kind of said.

Mr. Andy Silvernail: Yeah, with a couple of points of growth. And that breakeven point--when I say breakeven point, I mean the point at which we can still expand margins--has gone down substantially and our ability to drive productivity. And so, you know, in a--if we continue to see a soft environment, we'll still get better margins going forward.

Mr. Walt Liptak: Okay. That's great. All right. Thanks, guys.

Mr. Andy Silvernail: Thanks, Walt.

Operator: Thank you. Our next question comes from the line of Jim Foung with Gabelli and Company. Please proceed with your question.

Mr. Jim Foung: Hi, good morning, Andy.

Mr. Andy Silvernail: Hey, Jim.

Mr. Jim Foung: Good quarter, core earnings here. Um--.

Mr. Andy Silvernail: --Thank you--.

Mr. Jim Foung: --So, I want to ask you--so, pro forma for the, uh, recent acquisitions, how much of your businesses are now, um, linked to, uh, book and ship versus capital projects?

Mr. Andy Silvernail: Oh, you know, the vast majority of our businesses are--uh, we're looking at book and ship, right? Um--.

Mr. Jim Foung: --Right--.

Mr. Andy Silvernail: --I'm not sure I could give you a specific number. Big capital projects, they've never been a big piece of our business. But, you know, they can swing. You know, they can certainly swing in terms of volatility in any one quarter. And some of that we're seeing right now.

But, you know, historically, we go into a quarter with, half the quarter booked. Um, and you've got to deliver, um, you know, uh, you know, a book and ship, you know, in the quarter of about half the business.

That's what that kind of looks like, you know, now for us, no material difference. You know, the difference is I think the larger CapEx-related things that we have had in the past and were a buffer, those have certainly been pushed or canceled.

Mr. Jim Foung: Right. So, at the margin, that can be a swing--uh, swing for you, the--.

Mr. Andy Silvernail: --It can. And if you look at, you know, kind of where we stand today and our expectations for fourth quarter organic, um, you know, that's the big, you know, pivot. But, at the same time, we're finding ways to cover it, right? We're finding ways to still grow income and do a great job around cash.

Mr. Jim Foung: Right. Okay. And then could you just talk about that 500 basis point improvement from the acquisition AWG and Akron? And I guess also, uh, maybe SFC, what kind of positive surprises you may see there?

Mr. Andy Silvernail: Well, you know, I think--let me talk about SFC first. That's a very high-margin business. And that is really around a growth story.

Mr. Jim Foung: --Okay--.

Mr. Andy Silvernail: --So, that's our focus with SFC. And by the way, with AWG and Akron, uh, growth is a critical component to the overall story, but recognizing that, when we bought the businesses, we saw more opportunity to get the margin profiles, uh, in line with our core IDEX business. And that's about 500 basis points in total.

Akron's been part of the portfolio a little bit longer, earlier in the year, we bought the business. We've had great results so far with it. AWG is a terrific fit. And you put that together with our other safety and rescue assets, there's a lot of opportunity to grow the business and to improve, uh, margin profile.

Mr. Jim Foung: Uh, and any kind of time table in terms of when you might see the, uh, margin improvement come in?

Mr. Andy Silvernail: I think what we've said in the past, and I wouldn't change it, is there's no reason you wouldn't see a couple hundred basis points kind of out of the gate with those businesses and then the balance over kind of three years. So--.

Mr. Jim Foung: --Right--.

Mr. Andy Silvernail: --You know, I think it takes three years to get 500 basis points. But, there's no reason you wouldn't see a couple hundred basis points I that first year.

Mr. Jim Foung: Great. Thank you so much. That's all I have.

Mr. Andy Silvernail: Thank you, Jim.

Operator: Thank you. Our next question comes from the line of Jim Giannakouros with Oppenheimer. Please proceed with your question.

Mr. Jim Giannakouros: Good morning, Andy, Mike. Thanks for taking my question.

Mr. Andy Silvernail: You bet, Jim.

Mr. Jim Giannakouros: Um, so, the--your comments on 4Q, uh, restructuring, were they isolated to, uh, you know, uh, integrating your recent acquisitions, or are there other, um, restructuring actions potentially in play, just noting that, uh, historically, you've taken the opportunity to--?

Mr. Andy Silvernail: --Yeah--.

Mr. Jim Giannakouros: --To do some of that activity in other segments.

Mr. Andy Silvernail: Yeah, Jim. So, the bulk of it is from the acquisitions. But, there are a few other areas, that we're taking the opportunity to do some consolidation and get some leverage. And so, we'll see some improvement in some other businesses also.

Mr. Jim Giannakouros: Okay. And then, uh, to understand the divestitures, I know that they're small, but, uh, was there certain, uh, growth profile that just didn't make your--uh, didn't--you didn't see the--uh, the outlook as strong as you would like or the certain margin profile that just didn't make the cut? What drove the decision to divest those--uh, each of those? And did you mention--I missed it if you did--what that third divestiture was in--uh, in early October?

Mr. Andy Silvernail: Let me talk about kind of the rationale behind it. So, when we think about these things, um, it's not necessarily just a growth profile that we're looking at. It's really around, you know, how are they going to be advantaged or disadvantaged long term with us as the owners, right?

And so, with the things that we have sold, we have sold them principally to people who have, um, uh, one of two things, either a different expectation of long-term performance than we have, but more importantly, the ability to better position that business with an asset that they own.

And so we have elected to not make the investment to get that competitive scale. So, what you're seeing us do are sell relatively small things or very small things that don't have a unique advantage today that really need some kind of relative competitive scale.

And we are selling those things that we don't--we have decided that it's not worth the organic or the inorganic investment to us if the opportunities are elsewhere. And that's really how we've been making those decisions.

And also, keep in mind, things that are small and don't have the kind of advantage that we look for in a business, they take a lot of management time, right? They are disproportionate in what they require from a management time. And we would rather put those resources elsewhere.

Um, uh, in terms of--have we said what our--the business is, the third business, Mike?

Mr. Mike Yates: No.

Mr. Andy Silvernail: We have not published that yet. So, we won't do so. But, uh, we're talking something that's small. You'll see it as things roll out here in the next few weeks.

Mr. Jim Giannakouros: Got it. Okay. And one last one if I may. Um, and I apologize if I did miss it. Uh, when you talk about FMT, you talk about general industrials kind of being the swing factor, uh, there as far as your organic prospects. But, did you comment specifically on CFP? And if not, could you get a little granular there on what you're seeing in those specific end markets?

Mr. Andy Silvernail: Yeah, so, you're really talking about Viking and Warren Rupp, you know, for the most part. If you--when you say CFP, that's the bulk of it, right, Richter, whatnot. really the same factors we're talking about generally, those are the big pieces of us--of our FMT business that's facing the general industrial world.

And they--you know, the--they've had a tough go this--in 2017, right? They've been hit disproportionately, you know, to--um, you know, to the pressures that we're seeing in the energy and the general industrial markets. But, again, all of those businesses have seen kind of sequential, um, uh, stability in their day rate business with some incremental negative on the CapEx side.

Mr. Jim Giannakouros: Got it. Thank you.

Mr. Andy Silvernail: Thanks, Jim.

Operator: Thank you. Our next question comes from the line of Charlie Brady with SunTrust Robinson Humphrey. Please proceed with your question.

Mr. Charlie Brady: Hey, thanks. Good morning, guys. Um, just want a--just a quick one on, um, the commentary on ag, saying that you're--you know, you saw a slight uptick. I know you're not calling the market. But, I mean, I can't recall anyone else saying ag is up. So, at least--.

Mr. Andy Silvernail: --Yeah, that's why we want to be very careful in saying--I'm not going to call this an inflection point. I think that would be a mistake. We saw some improvement in the quarter, right? It's been a tough story overall.

But, we did see some sequential improvement in the quarter and some year-over-year improvement in the quarter. I think let's be hesitant on that one. You know, it was good to see, but we got to have a lot more data points before I make any commentary that I think it's, we've seen a sustainable inflection.

Mr. Charlie Brady: Yeah. Can you expand on what you think drove some of that strength, I mean, you know, even if it is only temporary, kind of what was behind that?

Mr. Mike Yates: Charlie, it's probably depleted inventories just in the channel in--and you know, a pent-up demand that's for the replacement parts. You know, it's been down for, you know, almost seven quarters. So--.

Mr. Andy Silvernail: --Yeah, I think it's more replacement parts than it is equipment pickup. There’s still a lot of equipment in the channel. A lot of equipment in the field, there's a lot of equipment in the channel. So, it's really, uh, a replacement parts story versus a meaningful uptick in equipment.

Mr. Charlie Brady: Got it. Thanks.

Mr. Andy Silvernail: Yep.

Operator: Thank you. Ladies and gentlemen, as a reminder, if you'd like to ask a question, please press star-one at this time. Our next question comes from the line of Joe Giordano with Cowen and Company. Please proceed with your question.

Mr. Joe Giordano: Hey, guys. Thanks for taking my questions here.

Mr. Andy Silvernail: Hi, Joe.

Mr. Joe Giordano: Um, in terms of orders at HST, um, and fully appreciating your comments about the materiality of any specific customers, but that segment orders been down flat to down for the last five quarters. So, I was a little surprised that this would be the quarter that you start seeing it perk up here. Is that more of a function of comps just getting easier, or are you seeing anything specific in that market that is kind of driving that here?

Mr. Andy Silvernail: Yeah, I wouldn't say there's any major change. As we did note that the back half comp started to get easier. It's--you know, hey, we're glad to see it. It’s good to see. But, there's no major inflection different from what we've talked about, um, so far.

Mr. Joe Giordano: Okay. And just related to, like, the commentary you've heard, you know, from major players in that space, do you get a sense that, uh, maybe like a slowdown in financing and just deal activity in that healthcare space is just putting a kind of a--uh, a little bit of a crimp in just spending and capital spending there? Is that--do you think it's deal related in a way?

Mr. Andy Silvernail: I'm not sure I understand the question, Joe. Are you saying, because--?

Mr. Joe Giordano: --So, a lot of, like, the--uh, the sequencing is still on more on the research side. And, uh, the lack of just like funding in the markets, just capital funding for small companies in that space, do you think that's impacting just overall demand there a little bit, like in more of a temporary thing in that sense because I know you have this view--a long-term view is very positive there?

Mr. Andy Silvernail: Yeah, I don't think so. I think, you know, you've got--when you're talking about sequencing, right, you've got, you know, major product cycles that are critically important, right? And you've got this movement from I'll call it the lab space into more of a commercial application. And so, you know, that's--you know, that is, uh, um, you know, a move that everyone has expected to happen.

And with that, you see a movement from, you know, very, very high-priced equipment down to more readily available lower-priced equipment that is more deployable into the field.

I think, when I--when you step back and think about the potential for this industry, and you look at the number of sequencers that are sold per year compared to, say, the number of mass spec or analytical instruments in ultrahigh pressure liquid chromatography, it's tiny. I mean, it's absolutely tiny.

And when you look at the applications and where those can go and land and the number of potential units that can be sold into--um, into commercial applications--and when I say commercial, I mean non kind of laboratory research.

Mr. Joe Giordano: Sure.

Mr. Andy Silvernail: The number is huge. It's multiples of what are--what's sold today. And so, it's not going to be smooth, right? It's not going to be perfect. But, if I think five years from now, 10 years from now, compared to where we are today, and the unit volume that you would expect, it's going to be much, much, much higher. And that's the bet we're making.

Mr. Joe Giordano: Okay. That's fair. And then if I could just sneak in one last one on the divestments, you mentioned that the stuff that you've been buying,, a little bit more asset light than maybe the average. Is there any consistent--in the divestments, is this kind of a move to asset--further asset light the portfolio? Are these kind of on the high end in terms of average?

Mr. Andy Silvernail: No, I wouldn't read into that at all. You know, across our business, we're pretty asset light. You know, you're talking about, you know, 1.5, 2 percent, you know, CapEx--.

Mr. Joe Giordano: --Sure--.

Mr. Andy Silvernail: --Intensity for the businesses. Um, we're not necessarily buying things that are lower than that or selling things that are higher than that. It's really around market positioning, market positioning and what I would call relative competitive scale, right?

So, if you look at what really works for us, it's when we are in a niche that's big enough to be attractive but small enough to not get the gorillas of the world, you know, if you wanted to compete for it. And then we have a attractive relative market share position. Um, so, we are kind of a classic number one or number two.

And that--the profit pools in that scenario and the attractiveness is very, very high. When you are a distant three, four, five and you don't have a pathway to that or if the niche is too small, that's where it's just not very attractive for us.

Mr. Joe Giordano: Makes sense. Thanks, guys.

Mr. Andy Silvernail: Thanks, Joe.

Operator: Thank you. Ladies and gentlemen, that concludes our question-and-answer session. I'd like to turn the floor back to Mr. Silvernail for final remarks.

Mr. Andy Silvernail: Well, thank you very much. And thank you, everybody, for joining us on the call today. I think, as I open this up my hope is that people will really focus in on what we've done to drive operating results and what we have the ability to do, kind of given this continued weak macro environment.

And again, you know, I think our overall execution has been extremely strong. The underlying operating earnings of this company and our potential to drive earnings growth over time I think is substantial. We've done a nice job with disciplined capital deployment. And we've got a great balance sheet to continue to do that.

We're going to have to continue to work through this murky macro environment that's going to be with us for a while. But, we are exceptionally well positioned to drive total shareholder return as we go forward.

So, again, thank you for your questions today. And thank you for your support of IDEX. And we'll talk to you here in about 90 days. Take care.

Operator: Thank you. This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.